Exhibit 5.1

Troutman Pepper Hamilton Sanders LLP 301 S College Street, Suite 3400 Charlotte, NC 28202 troutman.com

July 19, 2024

Mustang Bio, Inc.

377 Plantation Street

Worcester, Massachusetts 01605

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Mustang Bio, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) being filed by the Company on the date of this opinion letter with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of the offer and resale by certain selling stockholders of the Company of up to 6,497,800 shares of the Company’s Common Stock (the “Common Stock”), par value $0.0001 per share (the “Shares”), which consists of (a) up to an aggregate of 6,130,000 shares of Common Stock that are issuable upon exercise of unregistered warrants (the “PIPE Warrants”) purchased pursuant to the Securities Purchase Agreement, dated June 19, 2024, by and between the Company and the investor signatory thereto (the “Purchase Agreement”), and (b) up to 367,800 shares of Common Stock that are issuable upon the exercise of certain unregistered private placement warrants (the “Placement Agent Warrants” and, together with the PIPE Warrants, the “Warrants”) issued to designees of H.C. Wainwright & Co., LLC, the Company’s placement agent pursuant to an engagement letter, dated as of June 18, 2024.

This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-1 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act. The Shares are described in the Registration Statement. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Registration Statement.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this opinion letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

For all purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

(a) Factual Matters. To the extent that we have reviewed and relied upon (i) certificates of the Company or authorized representatives thereof, (ii) representations of the Company set forth in the Purchase Agreement and (iii) certificates and assurances from public officials, all of such certificates, representations and assurances are accurate with regard to factual matters and all official records (including filings with public authorities) are properly indexed and filed and are accurate and complete.

Mustang Bio, Inc.

July 19, 2024

(b) Signatures. The signatures of individuals who signed the Purchase Agreement and the Warrants are genuine and (other than those of individuals signing on behalf of the Company at or before the date hereof) authorized.

(c) Authentic and Conforming Documents. All documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies conform to authentic original documents.

(d) Organizational Status, Power and Authority and Legal Capacity of Certain Parties. All parties to the Purchase Agreement and the Warrants were, as of the date the Purchase Agreement and Warrants were executed and delivered, validly existing and in good standing in their respective jurisdictions of formation, except that no such assumption is made as to the Company as of the date hereof. All parties to the Purchase Agreement and the Warrants had, as of the date the Purchase Agreement and the Warrants were executed and delivered, the capacity and full power and authority to execute, deliver and perform the Purchase Agreement, the Warrants and the documents required or permitted to be delivered and performed thereunder. All individuals who signed the Purchase Agreement and the Warrants had, as of the date the Purchase Agreement and the Warrants were executed and delivered, the legal capacity to execute the Purchase Agreement and the Warrants.

(e) Authorization, Execution and Delivery of Subject Document. The Purchase Agreement, the Warrants and the documents required or permitted to be delivered thereunder have been duly authorized by all necessary corporate, limited liability company, business trust, partnership or other action on the part of the parties thereto and have been duly executed and delivered by such parties.

(f) Purchase Agreement and Warrants Binding on Certain Parties. The Purchase Agreement, the Warrants and the documents required or permitted to be delivered thereunder were, as of the date the Purchase Agreement was executed and delivered, valid and binding obligations enforceable against the parties thereto in accordance with their terms, except that no such assumption is made as to the Company.

(g) No Mutual Mistake, Amendments, etc. There has not been any mutual mistake of fact, fraud, duress or undue influence in connection with the issuance of the Shares as contemplated by the Registration Statement, the Purchase Agreement and the Warrants. There are and will be no oral or written statements or agreements that modify, amend or vary, or purport to modify, amend or vary, any of the terms of the Purchase Agreement.

(h) Registration. The Registration Statement shall have been declared effective under the Securities Act, and such effectiveness shall not have been terminated or rescinded.

Mustang Bio, Inc.

July 19, 2024

Based on and subject to the foregoing and the exclusions, qualifications, limitations, and other assumptions set forth in this opinion letter, we are of the opinion that the Shares have been duly authorized and, when issued and delivered upon the valid exercise of the Warrants against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

The foregoing opinions are being furnished only for the purpose referred to in the first paragraph of this opinion letter. Our opinions are based on statutes, regulations and administrative and judicial interpretations which are subject to change. We undertake no responsibility to update or supplement these opinions subsequent to the effective date of the Registration Statement. Headings in this opinion letter are intended for convenience of reference only and shall not affect its interpretation.

This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing this opinion letter as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Troutman Pepper Hamilton Sanders LLP
Troutman Pepper Hamilton Sanders LLP